EXHIBIT 10.16

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (this “Amendment”) is entered into effective as of the 1st day of June, 2005, by and between GATEWAY CENTER LLC, a Delaware limited liability company (“Landlord”) and NOVACEA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant’s predecessor-in-interest, D-Novo Therapeutics, Inc., previously entered into that certain Office Lease dated March 1, 2002 (“Office Lease”) whereby Landlord leased to Tenant and Tenant leased from Landlord 4,319 rentable square feet of space on the fourth (4th) floor of the building known as 601 Gateway Boulevard, South San Francisco, CA 94080 (the “Building”) commonly known as Suite 450 (the “Original Premises”). The Office Lease was subsequently amended pursuant to a First Amendment to Lease between Landlord and Tenant dated June 23, 2004 (the “First Amendment”).

B. Pursuant to that certain Amended and Restated First Amendment to Lease dated September 1, 2004 (the “Restated Amendment”), the First Amendment was replaced by the Restated Amendment and the First Amendment was deemed void and of no further force and effect. Pursuant to the Restated Amendment, Landlord and Tenant agreed that the lease of the Original Premises expired as of March 31, 2005; and that the lease of the Sublet Premises (as defined in the Restated Amendment), which consists of 18,820 rentable square feet of space comprising the entire eighth (8th) floor of the Building, commenced as of December 15, 2004, and shall expire as of June 14, 2005.

C. The Office Lease, the Restated Amendment and this Amendment are sometimes collectively referred to herein as the “Lease”. Landlord and Tenant hereby acknowledge and agree that the Sublet Premises shall be deemed the “Premises” for all purposes under the Lease.

D. Tenant has previously exercised its option to extend the Lease from June 15, 2005, until December 14, 2005. The parties hereto wish to amend the Lease to further extend Lease Term from December 15, 2005, to June 14, 2007 (the “Extended Term”), to amend the Base Rent for the Extended Term, and to otherwise amend the terms and provisions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Defined Terms. All capitalized terms used in this Amendment that are not defined herein shall have the meanings as defined in the Lease.

3. Extension of Lease Term. Landlord and Tenant hereby agree that the Lease Term for the Premises shall be extended from December 15, 2005, to June 14, 2007. The Lease, including without limitation, Section 3 of the Summary, is hereby amended accordingly.

4. Minimum Rent for Extended Term. Landlord and Tenant acknowledge and agree that the Base Rent for Extended Term shall be as follows:

Lease Period	Annual Base Rent	Monthly Installment of Base Rent
12/15/05 — 6/14/07	$474,264.00	$39,522.00

The Lease, including without limitation, Section 4 of the Summary, is hereby amended accordingly.

5. Renewal Option. Landlord hereby grants to the originally named tenant herein (“Original Tenant”) one (1) option to extend the Lease Term for a period of eighteen (18) months, from June 15, 2007, to December 14, 2008 (“Option Term”). The Option Term shall be exercisable only by written notice delivered by the Original Tenant to Landlord as provided in Section 5.1, below, provided that, as of the date of delivery of such notice, this Lease is in full force and effect, and there is no default by the Original Tenant under this Lease. The rights contained in this Section 5 shall be personal to the Original Tenant and may be exercised only by the Original Tenant (and not by any other assignee, sublessee or other Transferee, as that term is defined in Section 14.1, of the Original Tenant’s interest in this Lease). Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the Lease Term there is no default by the Original Tenant under this Lease and the other conditions to exercise of such option to extend listed in this Section 5 are still true, the Lease Term, as it applies to the Premises, shall be extended for the Option Term.

5.1 Exercise of Option. If Tenant wishes to exercise the Option Term contained in this Section 5, then the Original Tenant shall deliver written notice to Landlord not more than three hundred sixty-five (365) days nor less than one hundred eighty (180) days prior to the expiration of the current Lease Term stating that the Original Tenant is exercising the Option Term for the entire Premises.

5.2 Base Rent During Option Term. The Base Rent payable during the Option Term shall be adjusted to equal the fair rental renewal value (as herein defined) for the Premises as of the date of the commencement of the Option Term pursuant to the procedures set forth herein.

(i) Fair rental renewal value shall mean the monthly Base Rent per square foot of rentable area prevailing for lease renewals for “Comparable Renewal Space” as of the date the Option Term commences, multiplied by the rentable area of the Premises.

(ii) Comparable Renewal Space means office space in the Building that is comparable to the Premises, the lease for which is then being or has recently been renewed by the owner of the Building in which the Comparable Renewal Space is located, except that if no lease for Comparable Renewal Space is then being or has recently been renewed by the owner of the Building, Comparable Renewal Space shall be space in other buildings in the Project that is comparable to the Premises, the lease for which is then being or has recently been renewed.

(iii) In determining fair rental renewal value, the following factors shall be taken into account: (a) the amount of tenant improvement allowances provided for the Comparable Renewal Space, but only to the extent the quality level of the improvements in the Comparable Renewal Space after refurbishment exceeds the quality level of existing improvements in the Premises; (b) the usability of the existing improvements in the Premises in comparison with the usability of the existing improvements in the Comparable Renewal Space; (c) the size, location and the floor level of the Premises compared with the Comparable Renewal Space; and (d) the duration of the Option Term in relationship to the duration of the renewal term for the Comparable Renewal Space.

(iv) Landlord shall notify Tenant of its determination of fair rental renewal value on or about the commencement of the Option Term. If Tenant in good faith disputes Landlord’s determination of fair rental renewal value and if such dispute is not resolved by negotiation between the parties within thirty (30) days after Landlord’s notice is given, fair rental renewal value shall be as determined by appraisal as provided below. Tenant shall pay Base Rent when due based on Landlord’s determination of’ fair rental renewal value, subject to retroactive adjustment between the parties in the event the determination by appraisal is different from Landlord’s determination.

(v) If fair rental renewal value is to be determined by appraisal, within ten (10) days after the expiration of the thirty (30) day negotiation period, Landlord and Tenant shall each appoint as an appraiser a real estate broker experienced in leasing office space in South San Francisco or a similarly qualified real estate appraiser, and give notice of such appointment to the other. If either Landlord or Tenant shall fail timely to appoint an appraiser, the appointed appraiser shall select the second appraiser within ten (10) days after the failure of Landlord or Tenant, as the case may be, to appoint. Such appraisers shall, within thirty (30) days after the appointment of the last of them to be appointed, complete their determination of fair rental renewal value based on the standards set forth in subparagraph (iii) above, as applicable, and submit their appraisal reports separately and in writing to Landlord and Tenant. If Landlord and Tenant do not mutually approve one of the two determinations within fifteen (15) days thereafter, the two appraisers shall, within ten (10) days after expiration of the fifteen (15) day period, appoint a third appraiser who shall be similarly qualified. If the two appraisers shall be unable to agree timely on the selection of a third appraiser then either appraiser, on behalf of both, may request such appointment by the American Arbitration Association. Such appraiser shall, within thirty (30) days after his or her appointment, make an independent determination of fair rental renewal value based on the standards set forth in subparagraph (iii) above, as applicable, and shall select the, one of the determinations by the other two appraisers that is the closer to his or her determination. Fair rental renewal value shall be that set forth in the determination so selected. Landlord and Tenant shall each pay the fees of their respective appraisers and the fees of the third appraiser shall be paid one-half by Landlord and one-half by Tenant. Base Rent for the Option Term determined in accordance with this Section 5.2 shall be payable in accordance with the provisions of Article 3 of the Lease.

6. Premises in “AS-IS” Condition. Tenant hereby acknowledges and agrees that it is currently in possession of the Premises, and that Landlord has no obligation to alter, modify, remodel or otherwise improve the Premises (other than Landlord’s repair and maintenance obligations under the Lease), it being agreed between Landlord and Tenant that Tenant shall accept the Premises in its current “AS-IS WHERE-IS” condition, without representation or warranty.

7. Real Estate Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesperson to act for it in connection with this Amendment and the extension of the Lease term contemplated herein, other than BT Commercial Real Estate representing Tenant. Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims by any real estate broker or salesperson whom Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment, other than BT Commercial Real Estate.

8. Authority. Each individual executing this Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing corporation qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) days after request therefore by Landlord, deliver to Landlord satisfactory evidence of such authority.

9. No Change. Except as set forth herein, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and date first written above.

Landlord:				Tenant:

GATEWAY CENTER, LLC,				NOVACEA, INC.,
a Delaware limited liability company				a Delaware corporation

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP,			By:	/s/ Brad Goodwin
	a Delaware limited partnership,			Name:	Brad Goodwin
	its sole member			Title:	Chief Executive Officer

	By:	BOSTON PROPERTIES, INC.
		a Delaware corporation, its general partner		By:	/s/ Edward C. Albini
				Name:	Edward C. Albini
				Title:	Vice President and Chief Financial Officer

		By:	/s/ Bob Pester
		Name:	Bob Pester
		Title:	Senior Vice President and Regional Manager

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